FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-03

Sent: Monday, November 14, 2016 9:17 AM
Subject: GSMS 2016-GS4 -- Price Guidance (Public)(external)

GSMS 2016-GS4 -- Price Guidance (Public)(external)

$903.354mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman, Sachs & Co.

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC and Morgan Stanley

					Price	Target
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Guidance	$px
A-1	Aaa(sf)/AAAsf/AAA(sf)	31.820	2.83	30.000%	S+32a	100-00
A-2	Aaa(sf)/AAAsf/AAA(sf)	201.522	4.90	30.000%	S+53a	103-00
A-3	Aaa(sf)/AAAsf/AAA(sf)	175.000	9.66	30.000%	**Not Available**
A-4	Aaa(sf)/AAAsf/AAA(sf)	267.043	9.84	30.000%	S+105-107	103-00
A-AB	Aaa(sf)/AAAsf/AAA(sf)	43.192	7.17	30.000%	A4-12bps	103-00
A-S	Aa3(sf)/AAAsf/AAA(sf)	92.388	9.94	21.000%	S+125-130	103-00
B	NR/AA-sf/AA(sf)	48.761	9.94	16.250%	S+150-155	103-00
C	NR/A-sf/A(sf)	43.628	9.94	12.000%	S+230-235	WAC

Collateral Summary

Initial Pool Balance:	$1,026,539,204
Number of Mortgage Loans:	33
Number of Mortgaged Properties:	95
Average Cut-off Date Mortgage Loan Balance:	$31,107,249
Weighted Average Mortgage Interest Rate:	3.8237%
Weighted Average Remaining Term to Maturity/ARD (mos):	107
Weighted Average Remaining Amortization Term (mos):	359
Weighted Average Cut-off Date LTV Ratio:	50.9%
Weighted Average Maturity/ARD Date LTV Ratio:	44.7%
Weighted Average Underwritten Debt Service Coverage Ratio:	3.04x
Weighted Average Debt Yield on Underwritten NOI:	13.0%
% of Mortgage Loans with Mezzanine Debt:	7.3%
% of Mortgage Loans with Subordinate Debt:	26.8%
% of Mortgage Loans with Preferred Equity:	17.0%
% of Mortgaged Properties with Single Tenants:	19.8%

Property Type:	39.0% Office, 31.6% Retail, 15.2% Industrial, 11.1% Hospitality, 2.2% Mixed Use, 0.8% Self Storage

Top 5 States:	32.0% CA, 18.1% IL, 8.3% NY, 6.6% PA, 5.1% FL

Anticipated Timing

Anticipated Pricing:	Earlier Week of November 14th
Anticipated Closing:	Weds, November 30th

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com ..

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.